Exhibit 99
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              MEREDITH CORPORATION COMPLETES STATION PURCHASE



DES MOINES, IA -- (July 1, 1997) -- Meredith Corporation announced today it has completed the purchase of three television stations from First Media Television, L.P.: KPDX-TV, the Fox affiliate serving Portland, Ore.; KFXO-TV, the Fox affiliate serving Bend, Ore.; and WHNS-TV, the Fox affiliate serving Asheville, N.C.-Greenville, S.C. Total purchase price was $216 million.

Meredith's Broadcasting Group now comprises 10 stations; in addition to the stations listed above, the group includes KCTV, the CBS affiliate in Kansas City; KPHO-TV, the CBS affiliate in Phoenix; KVVU-TV, the Fox affiliate in Las Vegas; WNEM-TV, the CBS affiliate in Flint-Saginaw, Mich.; WOFL-TV, the Fox affiliate in Orlando; WOGX-TV, the Fox affiliate in Ocala-Gainesville, Fla.; and WSMV-TV, the NBC affiliate in Nashville. The group will grow to 11 stations when the anticipated purchase of WFSB-TV, the CBS affiliate serving Hartford-New Haven, is completed this fall.

Meredith Corporation, headquartered in Des Moines, Iowa, is one of America's leading media and marketing companies. Meredith businesses center on magazine and book publishing, television broadcasting, residential real estate marketing and franchising, and brand licensing.

The Meredith Broadcasting Group includes 10 television stations in locations across the continental United States: KPHO-TV (CBS) in Phoenix; WOFL-TV (FOX) in Orlando; KPDX-TV (FOX) in Portland, Ore.; KCTV (CBS) in Kansas City; WSMV-TV
(NBC) in Nashville; WHNS (FOX) in Asheville, N.C.-Greenville, S.C.; KVVU-TV
(FOX) in Las Vegas; WNEM-TV (CBS) in Flint-Saginaw, Mich.; WOGX-TV (FOX) in Ocala-Gainesville, Fla.; and KFXO-TV (FOX) in Bend, Ore.

The Meredith Publishing Group is the country's foremost home and family publisher. The group creates and markets magazines including Better Homes and Gardens, Ladies' Home Journal, Country Home, Country Home Country Gardens, Country America, Midwest Living, Traditional Home, Renovation Style, WOOD, Family Money, American Patchwork & Quilting, Decorative Woodcrafts, Cross Stitch & Needlework, Crafts Showcase, Floral & Nature Crafts, Successful Farming, Mature Outlook, Crayola Kids, Golf for Women, the American Park Network, 42 Special Interest Publications, custom publications through Meredith Custom Publishing, and books titled under Meredith trademarks including the popular Better Homes and Gardens New Cook Book.